Exhibit 99.1

Cyngn Reports 2025 First Quarter

Financial Results

Recent Operating Highlights:

●	Continued momentum in the automotive sector, reaching a milestone of executing successful DriveMod Tugger deployments at various stages with five major automotive OEMs and Tier-1 suppliers across the U.S. and Mexico.

●	Signed a contract to deploy a DriveMod Tugger at a global Fortune 500 automotive supplier.

●	Secured its 22nd U.S. patent for AI-powered autonomous vehicle technologies.

●	Cyngn received approximately $308k of new bookings for DriveMod vehicles from direct sales during Q1 2025.

MENLO PARK, Calif., May 7, 2025 – Cyngn Inc. (Nasdaq: CYN) today announced financial results for its first quarter, which ended March 31, 2025.

Cyngn entered 2025 with strong commercial momentum and a growing pipeline of autonomous tugger and forklift deployments. In Q1, the company announced several high-profile customer wins across industries. These deals demonstrate further penetration into the automotive sector as well as the applicability of its autonomous industrial haulers to other manufacturing and distribution use cases.

In the automotive manufacturing sector, Cyngn continued to make notable inroads. The company has now conducted DriveMod deployments with five major OEMs and Tier-1 suppliers across the U.S. and Mexico.

Beyond automotive, Cyngn expanded into new verticals in Q1. DriveMod vehicles have now been used in manufacturing, CPG, logistics and defense environments. “The strong demand we’re seeing across different industries highlights the widespread need for our DriveMod technology,” said Cyngn CEO Lior Tal. These multi-industry deployments validate the scalability and adaptability of Cyngn’s AV solutions, reinforcing the industry’s growing appetite for automation.

In addition to regaining Nasdaq compliance in Q1, Cyngn also invested in its sales team to accelerate fleet-scale deployments. This investment comes on the heels of expanding its management ranks with the hiring of industry veteran Marty Petraitis as VP of Sales in Q4 2024.

“Cyngn is poised for growth as demonstrated by getting into a cadence of booking new business for DriveMod Tuggers quarter-over-quarter. We have aligned our Go-To-Market strategy with target companies where our Autonomous Vehicles show a demonstrable business payback,” said Petraitis.

Overall, the first quarter’s achievements – from new contract wins to technological milestones – provide strong market validation of Cyngn’s strategy. Management remains confident that this cross-sector commercial traction and an expanding pipeline will translate into revenue growth in the quarters ahead, as Cyngn continues executing on its roadmap to scale autonomous material handling solutions.

Q1 2025 Financial Review:

First quarter revenue was $47.2 thousand compared to $5.5 thousand in the first quarter of 2024. Similar to prior year, first quarter 2025 revenue consisted of EAS software subscriptions from DriveMod Stockchaser vehicle deployments.

Total costs and expenses in the first quarter were $5.3 million, a decrease of $710 thousand or 11.8% from $6.0 million in the first quarter of 2024. This decrease was due to a decrease of $102 thousand in cost of revenue due to the deployment costs being recognized over the life of the won contracts in 2025 vs the costs of initial deployment pilots immediately recognized in 2024. In addition, the Company experienced a decrease of $1 million in R&D primarily driven by capitalizing costs for specific customers and capitalizing costs related to the development of software and a decrease in headcount. This is offset by a $440 thousand increase in G&A, primarily due to an increase in personnel costs reflecting an investment in sales and executive bonuses. For the first quarter 2025, other income (expense), net was $2.4 million compared to $(3.7) thousand in the first quarter of 2024. The increase in income was primarily driven by the fair value measurement of $2.5 million for the warrant liability.

Net loss for the first quarter was $(7.6) million compared to $(6.0) million in the corresponding quarter of 2024. First quarter 2025 net loss per share was $(6.60), based on basic and diluted weighted average shares outstanding of approximately 1.2 million in the quarter. This compares to a net loss per share of $(422.87)[1] in the first quarter of 2024, based on approximately 14 thousand basic and diluted weighted average shares outstanding.

Balance Sheet Highlights:

Cyngn’s unrestricted cash and short-term investments as of March 31, 2025 total $16.3 million compared to $23.6 million as of December 31, 2024. At the end of the same period, working capital was $16.5 million and total stockholders’ equity was $22.1 million, as compared to year-end working capital of $22.1 million and total stockholders’ equity of $11.6 million, respectively as of December 31, 2024. The Company had no debt as of March 31, 2025 and December 31, 2024 and to date, no one on the current management team has sold any shares of Company stock.

[1]	All information has been retroactively adjusted to reflect the 1-for-100 reverse stock split effected on July 3, 2024 and the 1-for-150 reverse stock split effected on February 18, 2025.

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling). For all terms referenced within, please refer to the Company’s annual report on Form 10-K with the SEC filed on March 6, 2025.

Where to find Cyngn:

●	Website: https://cyngn.com

●	X: https://x.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission (SEC), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 6, 2025. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2025	2024

REVENUE	$47,152	$5,513
COSTS AND EXPENSES
Cost of revenue	11,813	113,776
Research and development	2,106,910	3,154,965
General and administrative	3,143,462	2,703,401
TOTAL COSTS AND EXPENSES	5,262,185	5,971,872
LOSS FROM OPERATIONS	(5,215,033)	(5,966,359)

OTHER INCOME (EXPENSE), NET
Interest income, net	74,819	1,327
Change in fair value of warrant liability	(2,544,518)	–
Other income (expense), net	91,890	(5,047)
TOTAL OTHER INCOME (EXPENSE), NET	(2,377,809)	(3,720)

NET LOSS	$(7,592,842)	$(5,970,079)

Net loss per share attributable to common stockholders, basic and diluted	$(6.60)	$(422.87)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted(1)	1,150,882	14,118

(1)	All information has been retroactively adjusted to reflect the 1-for-100 reverse stock split effected on July 3, 2024 and the 1-for-150 reverse stock split effected on February 18, 2025. See Note 7, Capital Structure for details.

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS
Cash	$1,002,331	$23,617,733
Short-term investments	15,336,402	–
Prepaid expenses and other current assets	2,388,167	1,965,222
TOTAL CURRENT ASSETS	18,726,900	25,582,955

Property and equipment, net	2,440,434	2,319,402
Right of use asset, net	119,801	297,918
Intangible assets, net	2,543,318	1,895,074
Security Deposit	518,584	–
TOTAL ASSETS	$24,349,037	$30,095,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$281,666	$297,778
Accrued expenses and other current liabilities	1,796,894	2,874,216
Current operating lease liability	127,572	317,344
TOTAL CURRENT LIABILITIES	2,206,132	3,489,338

Warrant liability	–	15,012,361
TOTAL LIABILITIES	2,206,132	18,501,699

Commitments and contingencies (Note 12)

STOCKHOLDERS’ EQUITY
Preferred stock, Par $0.00001, 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2025 and December 31, 2024	–	–
Common stock, Par $0.00001; 200,000,000 shares authorized, 1,751,906 and 199,110(1) shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	18	2
Additional paid-in capital(1)	219,005,632	200,863,551
Accumulated deficit	(196,862,745)	(189,269,903)
Total stockholders’ equity	22,142,905	11,593,650
Total Liabilities and Stockholders’ Equity	$24,349,037	$30,095,349

(1)	All information has been retroactively adjusted to reflect the 1-for-100 reverse stock split effected on July 3, 2024 and the 1-for-150 reverse stock split effected on February 18, 2025. See Note 7, Capital Structure for details.

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,592,842)	$(5,970,079)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	240,907	225,590
Stock-based compensation	536,244	654,024
Realized gain on short-term investments	(67,160)	(39,938)
Gain on asset	–	52,723
Change in fair value of warrant liability	2,544,518	–
Changes in operating assets and liabilities:
Prepaid expenses, operating lease right-of-use assets, and other assets	(941,529)	(185,689)
Accounts payable	33,888	51,714
Accrued expenses, lease liabilities, and other current liabilities	(1,267,094)	(628,739)
NET CASH USED IN OPERATING ACTIVITIES	(6,513,068)	(5,840,394)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(178,453)	(214,238)
Acquisition of intangible asset	(655,574)	(19,634)
Disposal of assets	1,960	–
Purchase of short-term investments	(23,015,397)	(1,787,016)
Proceeds from maturity of short-term investments	7,746,155	3,810,000
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(16,101,309)	1,789,112

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from at-the-market equity financing, net of issuance costs	–	2,652,110
Issuance costs from public issuance of common stock and pre-funded warrants and exercise of pre-funded warrants	(1,025)	–
Issuance costs for stock dividend and restricted stock units	–	(53)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,025)	2,652,057

Net increase (decrease) in cash and cash equivalents and restricted cash	(22,615,402)	(1,399,225)
Cash and cash equivalents and restricted cash, beginning of year	23,617,733	3,591,623
Cash and cash equivalents and restricted cash, end of year	$1,002,331	$2,192,398